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                     December 18, 2020

       Jesse Correll
       Chief Executive Officer
       UTG, Inc.
       205 North Depot Street
       Stanford, KY 40484

                                                        Re: UTG, Inc.
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2019
                                                            Filed March 20,
2020
                                                            Form 10-Q for
Quarterly Period Ended September 30, 2020
                                                            Filed November 13,
2020
                                                            File No. 000-16867

       Dear Mr. Correll:

              We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Finance